CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is dated September 29, 2009, between AMERICAN SIERRA GOLD CORP., a corporation with offices at 8th floor, 200 S. Virginia, Reno NV 89501 (the "Company") and Johannes Petersen, businessman, with an address at 2 Eaton Gate, London, SW1W9BJ, United Kingdom (the "Director").

NOW THEREFORE THIS AGREEMENT WITNESSES as follows:

1.1       Appointment of Director. The Company hereby agrees to appoint the Director as a member of the Company's Board of Directors (the "Board") and the Director hereby agrees to be a member of the Board upon the execution of this Agreement. The Director will advise the Company on issues as requested by the Company and will act as Chief Financial Officer of the Company (the "Services"). The Company will notify the public of the Director's position. The Director will make himself reasonably available to attend meetings or for conversations to discuss the business of the Company at the Company's request.

1.2       Compensation. As compensation for being a member of the Board pursuant to this Agreement, the Company agrees to pay US$5,000 per calendar month to the Director, amount which will be payable on the 1st working day of each month this Agreement remains valid.

1.3       Restricted Shares. As compensation for being a member of the Directory Board pursuant to this Agreement, the Company agrees to grant 1,000,000 restricted shares of the Company's common stock (the "Shares") to the Director upon this Agreement becoming effective. The share shall vest over a period of one year from the date this agreement becomes effective.

1.4       Director's Acknowledgements. The Director acknowledges that the Shares will not be registered under the laws of any country, including the United States Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons, except in accordance with the provisions of Regulation S under the 1933 act, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and only in accordance with all applicable securities laws. "United States" and "U.S. Person" are as defined by Regulation S under the 1933 Act.

1.5       Expenses. The Company will reimburse the Director for pre-approved expenses necessarily incurred by the Director carrying out his duties.

1.6       Independent Contrator. In performing the Services, the Director shall be an independent contractor and not an employee of the Company. Nothing in this Agreement shall be deemed to require the Director to provide the Services exclusively to the Company and the Director hereby acknowledges that the Company is not required and shall not be required to make any remittances and payments required of employers by statute on the Director's behalf and the Director or any of its agents shall not be entitled to the fringe benefits provided by the Company to its employees.

1.7       Termination. This Agreement is deemed effective upon execution and will continue in force and effect unless terminated by either party who shall be entitled, at any time, to terminate this Agreement upon 60 days written notice delivered to the other party.

1.8       Maintenance of Confidential Information. The Director acknowledges that in the course of his appointment hereunder the Director may have access to Confidential Information. The Director acknowledges that Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Director covenants and agrees that during the term of this Agreement and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Director, the Director will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

1.9       Entire Agreement. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

AMERICAN SIERRA GOLD CORP

Per: /s/ Wayne Gruden
Authorized Signatory

EXECUTED in the presence of:	)
/s/ Arie Merrin	)
Signature of Witness	)
Arie Merrin	)	/s/ Johannes Petersen
Print Name of Witness	)	JOHANNES PETERSEN
3360 River Rd. West	)
Address of Witness	)
Delta B.C, Canada	)
Businessman	)
Occupation of Witness	)